Exhibit 23.3
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
We hereby consent to the use of the name Netherland, Sewell & Associates, Inc., to the inclusion of our Report dated January 31, 2011, attached as Exhibit 99.1 to the Annual Report on Form 10-K of Resolute Energy Corporation, and to the references to our audits of Resolute Energy Corporation’s proved natural gas and oil reserves estimates as of December 31, 2010; December 31, 2009; and December 31, 2008.

NETHERLAND, SEWELL & ASSOCIATES, INC.
By:	/s/ C.H. Scott Rees III
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas
March 11, 2011